Filed pursuant to Rule 424(b)(5)
Registration No. 333-196430

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, par value $.01 per share	5,750,000	$181.45	$1,043,337,500	$121,235.82

(1)	Calculated in accordance with Rule 457(c) and based on the average of the high and low prices per share of the common stock on November 4, 2014, as quoted on the New York Stock Exchange.
(2)	This filing fee is calculated and being paid pursuant to Rule 456(b) and Rule 457(r) and relates to the Registration Statement on Form S-3 (File No. 333-196430) filed by Pioneer Natural Resources Company on May 30, 2014.

PROSPECTUS SUPPLEMENT

(To prospectus dated May 30, 2014)

5,750,000 Shares

Pioneer Natural Resources Company

Common Stock

We are offering 5,750,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “PXD.” On November 3, 2014, the last sales price of our common stock as reported on the New York Stock Exchange was $188.14 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters have agreed to purchase the shares from the company at the price of $170.50 per share, resulting in aggregate proceeds of $980,375,000 to the company before expenses. The underwriters may offer the shares of our common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at prevailing market prices or at negotiated prices.

The underwriters expect to deliver the shares to purchasers on or about November 10, 2014.

Citigroup	BofA Merrill Lynch

November 4, 2014.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information provided in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we may authorize to be delivered to you or to which we have referred you. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you may only be accurate as of the respective dates thereof. Our business, financial condition and results of operations may have changed since then.

We provide information to you about this offering of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should carefully read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus, before you invest. These documents contain information you should consider before making your investment decision.

Unless the context otherwise requires or we indicate otherwise, all references to “we,” “us” or “our” in this prospectus mean Pioneer Natural Resources Company and its consolidated subsidiaries.

S-i

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” commencing on page S-3 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, incorporated by reference in this prospectus supplement for more information about important factors you should consider before investing in our common stock in this offering.

Our Company

We are a large independent oil and gas exploration and production company operating in the United States, with continuing field operations primarily in the Permian Basin in West Texas, the Eagle Ford Shale play in South Texas, the Raton field in southeastern Colorado, and the West Panhandle field in the Texas Panhandle.

Our growth plan is primarily anchored by horizontal drilling in the Spraberry/Wolfcamp oil field located in West Texas and the liquid-rich Eagle Ford Shale field located in South Texas. Complementing these growth areas, the Company has oil and gas production activities and development opportunities in the Raton gas field located in southern Colorado, the West Panhandle gas and liquid field located in the Texas Panhandle and the Edwards gas field located in South Texas. Combined, these assets create a portfolio of resources and opportunities that are well balanced and diversified among oil, natural gas liquid and gas, and that are also well balanced among long-lived, dependable production and lower-risk exploration and development opportunities. We have a team of dedicated employees who represent the professional disciplines and sciences that we believe are necessary to allow Pioneer to maximize the long-term profitability and net asset value inherent in its physical assets.

Our executive offices are located at 5205 N. O’Connor Blvd., Suite 200, Irving, Texas 75039, and our telephone number is (972) 444-9001. Our website is www.pxd.com. The information contained in this website is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	Pioneer Natural Resources Company

Shares of our common stock offered	5,750,000 shares

Shares of our common stock outstanding following this offering (1)	148,897,890 shares

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $979,725,000 after deduction of estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including continuing to develop our industry-leading position in the Spraberry/Wolfcamp play in West Texas and construction of front-end loaded infrastructure. See “Use of Proceeds.”

New York Stock Exchange symbol	PXD

(1)	The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 143,147,890 shares outstanding as of October 30, 2014, and excludes:

•	2,353,963 shares of our common stock potentially issuable as of September 30, 2014, pursuant to 2006 Long-Term Incentive Plan awards held by our directors, officers and employees; and

•	2,769,241 shares of our common stock available for future issuance as of September 30, 2014, under our 2006 Long-Term Incentive Plan and our Employee Stock Purchase Plan.

RISK FACTORS

An investment in our common stock involves risk. You should consider carefully the risks discussed below as well as those described under “Risk Factors” beginning on page 2 of the accompanying prospectus and in the documents we have incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2013, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, before making a decision whether to invest in our common stock. If any of the described risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to this Offering and Our Common Stock

The market price of our common stock has fluctuated substantially in the past and is likely to fluctuate in the future.

The market price of our common stock has historically varied greatly. For example, during the period beginning on January 1, 2012, and ending on November 3, 2014, our common stock has traded as high as $234.60 and as low as $77.41 per share. The market price of our common stock is likely to continue to be volatile because of numerous factors, including:

•	domestic and worldwide supply of and demand for oil, natural gas liquid and gas;

•	quarterly fluctuations in our operating results and those of our competitors;

•	changes in stock market analysts’ estimates of our future performance and the future performance of our competitors;

•	sales of a high volume of shares of our common stock by our stockholders;

•	events affecting other companies that the market deems comparable to us;

•	general conditions in the industries in which we operate; and

•	general economic conditions in the United States and other countries.

Volatility of our common stock may make it difficult for you to resell shares of our common stock when you want or at attractive prices.

Although our board of directors has declared semiannual dividends on our common stock in recent years, we may not pay cash dividends in the future.

Although we have paid cash dividends on our common stock in the past, our board of directors may not declare dividends in the future or may reduce the amount of dividends paid in the future. Any payment of future dividends will be at the discretion of our board of directors and will depend on our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant.

Some provisions of our charter documents and Delaware law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for our common stock.

Some provisions in our certificate of incorporation and bylaws may have the effect of delaying, discouraging or preventing an acquisition of our company or a merger in which we are not the surviving company and may otherwise prevent or slow changes in our board of directors and management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met. These provisions could discourage an acquisition of our company or other change in control transaction, whether or not it is desired or beneficial to our stockholders, and thereby negatively affect the price that investors might be willing to pay in the future for our common stock. In addition, to the extent that these provisions discourage an acquisition of our company or other change in control transaction, they could deprive stockholders of opportunities to realize takeover premiums for their shares of our common stock.

There may be future dilution of our common stock, which could adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of our common stock. In the future, we may issue shares of our common stock to raise cash for future drilling activities or acquisitions. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into, or exchangeable for, or that represent the right to receive, our common stock. Any of these events may dilute your ownership interest in our company, reduce our earnings per share and have an adverse effect on the price of our common stock. In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock.

Risks Related to Our Business

In addition to the risks set forth in this prospectus supplement, our business is subject to numerous risks and uncertainties that could materially affect our business, financial condition or future results. These risks are discussed in our annual and quarterly reports and other documents we file with the SEC. You should carefully consider these risks before investing in our common stock. See “Where You Can Find More Information.”

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements speak only as of the date made, and we undertake no obligation to update forward-looking statements. These forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. These statements appear in a number of places in the documents we incorporate by reference. All statements other than statements of historical fact included or incorporated in this prospectus supplement or the accompanying prospectus, including statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for our future operations, are forward-looking statements.

Although we believe that such forward-looking statements are based on reasonable assumptions, we give no assurance that our expectations will in fact occur. Important factors could cause actual results to differ materially from those in the forward-looking statements, including factors identified in our periodic reports incorporated in this prospectus supplement and the accompanying prospectus by reference. Forward-looking statements are subject to risks and uncertainties and include information concerning general economic conditions and possible or assumed future results of operations, estimates of oil and gas production and proved reserves, drilling plans, future cash flows, anticipated capital expenditures, the level of future expenditures for environmental costs, and our management’s strategies, plans and objectives.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $979,725,000 after deduction of estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including continuing to develop our industry-leading position in the Spraberry/Wolfcamp play in West Texas and construction of front-end loaded infrastructure.

While we have identified the expected uses for the net proceeds of this offering, we have not fully determined the specific amounts we plan to spend on any of the particular uses listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds.

CAPITALIZATION

The following table sets forth, as of September 30, 2014, our cash and cash equivalents and consolidated capitalization:

•	on a historical basis; and

•	on an as-adjusted basis to reflect (i) the completion of this offering and (ii) our application of the estimated net proceeds from this offering in the manner described in “Use of Proceeds.”

The following table is unaudited and should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, which is incorporated by reference into this prospectus supplement.

	September 30, 2014
	Historical	As Adjusted
	(in millions)
Cash and cash equivalents	$550	$1,530

Long-term debt:
Credit facility of Pioneer Natural Resources Company (a)	0	0
5.875% senior notes due 2016	455	455
6.65% senior notes due 2017	485	485
6.875% senior notes due 2018	450	450
7.50% senior notes due 2020	450	450
3.95% senior notes due 2022	600	600
7.20% senior notes due 2028	250	250

Issuance discounts	(27)	(27)
Net deferred fair value hedge losses	(1)	(1)

Total long-term debt	2,662	2,662
Equity:
Common Stock, $.01 par value (b)	1	2
Additional paid-in capital	5,162	6,141
Treasury stock, at cost (c)	(170)	(170)
Retained earnings	2,152	2,152

Total equity attributable to common stockholders	7,145	8,125
Noncontrolling interest in consolidated subsidiaries	8	8

Total equity	7,153	8,133

Total capitalization	$9,815	$10,795

(a)	As of September 30, 2014, we had no outstanding borrowings under our credit facility.
(b)	500,000,000 shares authorized; 146,395,417 shares issued and 143,145,633 shares outstanding as of September 30, 2014.
(c)	3,249,784 shares as of September 30, 2014.

PRICE RANGE FOR OUR COMMON STOCK

Our common stock trades on the New York Stock Exchange under the symbol “PXD.” The following table shows, for the periods indicated, the high and low sales prices for our common stock, as reported on the New York Stock Exchange.

	Sales Price
	High	Low
2012:
First quarter	$119.19	$90.26
Second quarter	$117.05	$77.41
Third quarter	$115.69	$82.18
Fourth quarter	$110.67	$99.75
2013:
First quarter	$133.68	$107.29
Second quarter	$157.81	$109.19
Third quarter	$190.15	$146.19
Fourth quarter	$227.42	$172.60
2014:
First quarter	$205.89	$163.90
Second quarter	$234.20	$177.53
Third quarter	$234.60	$193.03
Fourth quarter (through November 3, 2014)	$199.56	$156.82

The last sales price of our common stock on November 3, 2014, was $188.14 per share, as reported on the New York Stock Exchange.

As of October 30, 2014, there were approximately 13,100 holders of record of our common stock.

DIVIDEND POLICY

During each of 2014, 2013 and 2012, our board of directors declared semiannual dividends of $0.04 per common share. Any payment of future dividends will be at the discretion of our board of directors and will depend on our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant.

UNDERWRITING

Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as underwriters and joint book-running managers of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	2,875,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,875,000

Total	5,750,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares if they purchase any of the shares.

The underwriters are purchasing the shares of common stock from us at $170.50 per share (representing approximately $980,375,000 aggregate proceeds to us, before expenses). The underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at prevailing market prices or at negotiated prices. The underwriters may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriters purchase shares and the price at which the underwriters resell such shares may be deemed underwriting compensation.

We and our executive officers and directors have agreed, with certain limited exceptions, that, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Beginning on the 21st day from the date of the prospectus supplement, an aggregate of up to 350,000 shares may be sold by our executive officers and our directors without restriction by the lock-up provision.

The shares are listed on the New York Stock Exchange under the symbol “PXD.”

We estimate that our portion of the total expenses of this offering will be $650,000.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders, agents or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the

Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the underwriters which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance

(Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon by Vinson & Elkins L.L.P., Dallas, Texas, as our counsel. Certain legal matters will be passed upon for the underwriters by Baker  Botts L.L.P., Dallas, Texas.

EXPERTS

The consolidated financial statements of Pioneer Natural Resources Company appearing in Pioneer Natural Resources Company’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Pioneer Natural Resources Company’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Estimated quantities of our oil and gas reserves and the net present value of such reserves as of December 31, 2013, set forth or incorporated by reference in this prospectus, are based upon reserve reports prepared by us and audited by Netherland, Sewell & Associates, Inc. with respect to our major properties included on our continuing operations. The reserve audits conducted by Netherland, Sewell & Associates, Inc. in the aggregate represented 94% of our estimated proved quantities of reserves as of December 31, 2013. We have incorporated these estimates in reliance on the authority of such firm as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet site (www.sec.gov) that contains the reports, proxy statements and other information that we file electronically with the SEC. Such materials are also available through our Internet site at www.pxd.com. The information contained in our website is not part of this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “PXD.” Our reports and other information filed with the SEC can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information we file later with the SEC will automatically update and supersede this information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered hereby have been sold or we have filed with the SEC an amendment to the registration statement relating to this offering that deregisters all securities then remaining unsold:

•	the description of our common stock contained in our registration statement on Form 8-A filed on July 24, 2001, and including any other amendments or reports filed for the purpose of updating such description;

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014; and

•	our Current Reports on Form 8-K, as filed with the SEC on February 7, 2014, February 10, 2014, February 25, 2014, June 2, 2014, and July 10, 2014.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Pioneer Natural Resources Company

5205 North O’Connor Blvd.

Suite 200

Irving, Texas 75039

Attention: Investor Relations

Telephone: (972) 444-9001

PROSPECTUS

Pioneer Natural Resources Company

Pioneer Natural Resources USA, Inc., as Guarantor

Debt Securities

Guarantees of Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering. Any debt securities we issue under this prospectus may be guaranteed by Pioneer Natural Resources USA, Inc., our wholly-owned subsidiary that we call Pioneer USA.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide specific terms of the securities to be sold by us, including any guarantee by Pioneer USA, and the methods by which we will sell them in one or more supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the methods and terms of the offering. We may sell the securities directly or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

Our common stock is listed on the New York Stock Exchange under the symbol “PXD.”

Investing in these securities involves risks. We recommend that you read carefully the risks we describe in any accompanying prospectus supplement and the risks factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 30, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that Pioneer and Pioneer USA filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf process, Pioneer or Pioneer USA may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities Pioneer or Pioneer USA may offer. Each time Pioneer or Pioneer USA sells securities, Pioneer or Pioneer USA will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the securities, you should refer to the Registration Statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the documents incorporated by reference into this prospectus as described below under the heading “Information that Pioneer and Pioneer USA Incorporate by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. Pioneer and Pioneer USA have not authorized anyone to provide you with different information. Pioneer and Pioneer USA are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

In this prospectus, references to the terms “we,” “us” or “Pioneer” or other similar terms refer to Pioneer Natural Resources Company, and not to Pioneer Natural Resources USA, Inc., unless we state otherwise or the context indicates otherwise. References to “Pioneer USA” refer to Pioneer Natural Resources USA, Inc.

UNCERTAINTY OF FORWARD-LOOKING STATEMENTS

This prospectus and the documents Pioneer and Pioneer USA incorporate by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The forward-looking statements speak only as of the date made, and Pioneer and Pioneer USA undertake no obligation to update such forward-looking statements. These forward-looking statements may be identified by the use of the words “believe,” “plan,” “expect,” “anticipate,” “forecast,” “intend,” “continue,” “may,” “will,” “could,” “should,” “contemplate,” “would,” “future,” “potential,” “estimate” and similar expressions that contemplate future events. These statements appear in a number of places in this prospectus and in documents Pioneer and Pioneer USA incorporate by reference. All statements other than statements of historical fact included or incorporated in this prospectus, including statements regarding Pioneer’s or Pioneer USA’s financial position, business strategy, production and reserve growth and other plans and objectives for Pioneer’s or Pioneer USA’s future operations, are forward-looking statements.

Although Pioneer and Pioneer USA believe that such forward-looking statements are based on reasonable assumptions, Pioneer and Pioneer USA give no assurance that Pioneer’s or Pioneer USA’s expectations will in fact occur. Important factors could cause actual results to differ materially from those in the forward-looking statements, including factors identified in Pioneer’s periodic and current reports incorporated in this prospectus by reference or as stated in a prospectus supplement to this prospectus under the caption ‘‘Risk Factors.” Forward-looking statements are subject to risks and uncertainties and include information concerning general economic conditions and possible or assumed future results of operations, estimates of oil and gas production and reserves, drilling plans, future cash flows, anticipated capital expenditures, Pioneer’s realization of deferred tax assets, the level of future expenditures for environmental costs, government regulation or action and the strategies, plans and objectives of Pioneer’s management.

This cautionary statement expressly qualifies in their entirety all forward-looking statements attributable to Pioneer or Pioneer USA.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which are incorporated herein by reference, and any other risk factors that may be described in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, before making an investment decision. See “Information that Pioneer and Pioneer USA Incorporate by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

Pioneer files annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any document Pioneer files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet site (www.sec.gov) that contains the reports, proxy statements and other information that Pioneer files electronically with the SEC. Pioneer’s reports, proxy statements and other information are also available through its Internet site at www.pxd.com. The information contained in this website is not part of this prospectus.

Pioneer’s common stock is listed on the New York Stock Exchange under the symbol “PXD.” Pioneer’s reports and other information filed with the SEC can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INFORMATION THAT PIONEER AND PIONEER USA INCORPORATE BY REFERENCE

The SEC allows Pioneer and Pioneer USA to incorporate by reference the information Pioneer files with the SEC, which means that Pioneer and Pioneer USA can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information Pioneer files later with the SEC will automatically update and supersede this information. Except to the extent that information therein is deemed furnished and not filed pursuant to securities laws and regulations, Pioneer and Pioneer USA incorporate by reference the documents listed below, which Pioneer has filed with the SEC under the Securities Exchange Act of 1934:

•	the description of Pioneer’s common stock contained in its Registration Statement on Form 8-A filed with the SEC on August 5, 1997, as amended by Pioneer’s Registration Statement on Form 8-A/A filed on August 8, 1997, Pioneer’s Current Report on Form 8-K filed with the SEC on September 16, 2013, and any other amendments or reports filed with the SEC for the purpose of updating such description;

•	Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	Pioneer’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014; and

•	Pioneer’s Current Reports on Form 8-K filed with the SEC on February 7, 2014, February 10, 2014 and February 25, 2014.

Pioneer and Pioneer USA also incorporate by reference each of the documents that Pioneer files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K and any other information that is deemed furnished and not filed) after the date of this prospectus until the offering of the securities terminates or Pioneer or Pioneer USA has filed with the SEC an amendment to the Registration Statement relating to this offering that deregisters all securities then remaining unsold.

You may request a copy of any of these filings, other than an exhibit to those filings unless Pioneer or Pioneer USA has specifically incorporated that exhibit by reference into the filing, at no cost, by telephoning or writing Pioneer or Pioneer USA at the following address:

Pioneer Natural Resources Company

5205 North O’Connor Blvd., Suite 200

Irving, Texas 75039

Attention: Investor Relations

Telephone: (972) 444-9001

PIONEER AND PIONEER USA

Pioneer is a large independent oil and gas exploration and production company, operating in the United States, with field operations primarily in the Permian Basin in West Texas, the Eagle Ford Shale play in South Texas, the Raton field in southeastern Colorado, the Hugoton field in southwest Kansas and the West Panhandle field in the Texas Panhandle. Pioneer USA is a wholly-owned subsidiary of Pioneer and owns the majority of Pioneer’s oil and gas properties.

The executive offices of Pioneer and Pioneer USA are located at 5205 North O’Connor Blvd., Suite 200, Irving, Texas 75039, telephone number: (972) 444-9001. Pioneer maintains other offices in Denver, Colorado, and Midland, Texas.

USE OF PROCEEDS

Unless Pioneer or Pioneer USA informs you otherwise in the prospectus supplement, each of Pioneer and Pioneer USA expects to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to reduction or refinancing of debt or other corporate obligations, acquisitions, capital expenditures and working capital.

Pending any specific application, each of Pioneer and Pioneer USA may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth Pioneer’s ratios of consolidated earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods presented:

	Three Months Ended March 31, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009

Ratio of earnings to fixed charges(a)	5.10	(b)	4.55	3.70	4.79	(c)
Ratio of earnings to fixed charges and preferred stock dividends(d)	5.10	(b)	4.55	3.70	4.79	(c)

(a)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:
•	earnings consist of income from continuing operations before income taxes, cumulative effect of change in accounting principle, adjustments for net income or loss attributable to the noncontrolling interest and Pioneer’s share of investee’s income or loss accounted for under the equity method, and adjustment for capitalized interest, plus fixed charges and Pioneer’s share of distributed income from investees accounted for under the equity method; and
•	fixed charges consist of interest expense, capitalized interest and the portion of rental expense deemed to be representative of the interest component of rental expense.
(b)	The ratio indicates a less than one-to-one coverage because the earnings are inadequate to cover the fixed charges during the year ended December 31, 2013 by $593 million.
(c)	The ratio indicates a less than one-to-one coverage because the earnings are inadequate to cover the fixed charges during the year ended December 31, 2009 by $298 million.
(d)	The ratio has been computed by dividing earnings by fixed charges and preferred stock dividends. For purposes of computing the ratio:
•	earnings consist of income from continuing operations before income taxes, cumulative effect of change in accounting principle, adjustments for net income or loss attributable to the noncontrolling interest and Pioneer’s share of investee’s income or loss accounted for under the equity method, and adjustment for capitalized interest, plus fixed charges, Pioneer’s share of distributed income from investees accounted for under the equity method and preferred stock dividends, net of preferred stock dividends of a consolidated subsidiary; and
•	fixed charges and preferred stock dividends consist of interest expense, capitalized interest and the portion of rental expense deemed to be representative of the interest component of rental expense, preferred stock dividends of a consolidated subsidiary and preferred stock dividends.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that Pioneer may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract, or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

Pioneer’s debt securities will be issued under the indenture, dated June 26, 2012, between Pioneer and Wells Fargo Bank, National Association, as trustee, as supplemented from time to time (the “indenture”). Under the indenture, Pioneer’s debt securities may be subordinated to other indebtedness of Pioneer. See “Description of Debt Securities—Subordination of Subordinated Debt Securities” below. We have filed the indenture as an exhibit to the Registration Statement of which this prospectus is a part. You can obtain a copy of the indenture and any indenture supplements by following the directions outlined in “Where You Can Find More Information.” We urge you to read the indenture and any supplement thereto because they, and not this description, control your rights as a debt securities holder.

The indenture does not limit the amount of debt securities that Pioneer may issue and permits Pioneer to issue securities from time to time in one or more series. The debt securities will be unsecured obligations of Pioneer, unless otherwise stated in the applicable prospectus supplement. Pioneer currently conducts substantially all of its operations through subsidiaries, and the holders of debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of Pioneer’s subsidiaries. This means that creditors of Pioneer’s subsidiaries will have a claim to the assets of Pioneer’s subsidiaries that is superior to the claim of Pioneer’s creditors, including holders of Pioneer’s debt securities.

The applicable prospectus supplement will describe the following terms of any series of debt securities that Pioneer may offer:

•	the title of the debt securities;

•	whether they are senior debt securities or subordinated debt securities;

•	the total amount of the debt securities authorized and the amount outstanding, if any;

•	any limit on the aggregate principal amount of the debt securities offered through that prospectus supplement;

•	the identity of the person to whom Pioneer will pay interest if it is anybody other than the holder;

•	when the principal of the debt securities will mature;

•	the interest rate or the method for determining it, including any procedures to vary or reset the interest rate;

•	when interest will be payable, as well as the record dates for determining to whom Pioneer will pay interest;

•	where the principal of, premium, if any, and interest on the debt securities will be paid;

•	whether Pioneer has any obligation to redeem, repurchase or repay the debt securities under any mandatory or optional sinking funds or similar arrangements and the terms of those arrangements;

•	when the debt securities may be redeemed if they are redeemable, as well as the redemption prices, and a description of the terms of redemption;

•	whether Pioneer has any obligation to redeem or repurchase the debt securities at the holder’s option;

•	the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;

•	the amount that Pioneer will pay the holder if the maturity of the debt securities is accelerated, if other than their principal amount;

•	the currency in which Pioneer will make payments to the holder and, if a foreign currency, the manner of conversion from United States dollars;

•	any index Pioneer may use to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

•	whether the debt securities will be issued in electronic, global or certificated form;

•	if the debt securities will be issued only in the form of a global note, the name of the depositary or its nominee and the circumstances under which the global note may be exchanged in whole or in part for other individual debt securities in definitive registered form;

•	the applicability of the legal defeasance and covenant defeasance provisions in the applicable indenture;

•	any additions or changes to events of default and any additional events of default that would result in acceleration of their maturity;

•	whether the debt securities will be issued as registered securities or bearer securities and, if the debt securities are bearer securities, whether coupons will be attached, whether and to whom any additional interest payments shall be made, and the circumstances, if any, under which the bearer debt securities may be exchanged for registered debt securities;

•	the applicability or inapplicability of any covenants and any additions or changes to the covenants, including those relating to permitted consolidations, mergers or sales of assets or otherwise;

•	if any debt securities do not bear interest, the dates for any required reports to the trustee;

•	the amount that will be deemed to be the principal amount of the debt securities as of a particular date before maturity if the principal amount payable at the stated maturity date will not be able to be determined on that date;

•	whether the debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period and any additional provisions;

•	the terms of any repurchase or remarketing rights of third parties;

•	the terms of any guarantee of the debt securities; and

•	any other material terms of the debt securities.

Generally, Pioneer will pay the principal of, premium, if any, and interest on Pioneer’s registered debt securities either at an office or agency that Pioneer maintains for that purpose or, if Pioneer elects, Pioneer may pay interest by mailing a check to the holder’s address as it appears on Pioneer’s register (or, at the election of the holder, by wire transfer to an account designated by the holder). Except as may be provided otherwise in the applicable prospectus supplement, no payment on a bearer security will be made by mail to an address in the United States or by wire transfer to an account in the United States. Except as may be provided otherwise in the applicable prospectus supplement, Pioneer will issue its debt securities only in fully registered form without coupons, generally in denominations of $1,000 or integral multiples of $1,000. Pioneer will not apply a service charge for a transfer or exchange of its debt securities, but Pioneer may require that the holder pay the amount of any applicable tax or other governmental charge.

Debt securities may bear interest at fixed or floating rates. Pioneer may issue its debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if Pioneer’s debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to any series of debt securities, including original issue discount debt, will be described in the prospectus supplement in which Pioneer offers those debt securities.

Pioneer will have the ability under the indenture to reopen a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. Pioneer is also permitted to issue debt securities with the same terms as previously issued debt securities.

Pioneer will comply with Section 14(e) under the Securities Exchange Act of 1934 and any other tender offer rules under the Securities Exchange Act of 1934 that may then apply to any obligation Pioneer may have to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Subordination of Subordinated Debt Securities

Debt securities of a series may be subordinated to senior indebtedness to the extent set forth in the prospectus supplement relating to the subordinated debt securities. The definition of “senior indebtedness” (1) will include, among other things, Pioneer’s indebtedness, whether outstanding on the original issue date of the debt securities or incurred after such date, unless the instrument that creates or evidences such indebtedness provides that such obligations are subordinate in right of payment to the debt securities, and (2) will be specifically set forth in the prospectus supplement relating to the subordinated debt securities.

Subordinated debt securities of a particular series and any coupons relating to those debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the indenture and the prospectus supplement relating to those subordinated debt securities, to the prior payment of all of Pioneer’s indebtedness that is designated as senior indebtedness with respect to that series.

Upon any payment or distribution of Pioneer’s assets to creditors or upon a total or partial liquidation or dissolution of Pioneer or in a bankruptcy, receivership or similar proceeding relating to Pioneer or its property, holders of senior indebtedness will be entitled to receive payment in full in cash of the senior indebtedness before holders of subordinated debt securities will be entitled to receive any payment of principal, premium, if any, or interest with respect to the subordinated debt securities and, until the senior indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of senior indebtedness (except that holders of subordinated debt securities may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the subordinated debt securities), all as described in the applicable prospectus supplement.

Unless otherwise provided in an applicable prospectus supplement, Pioneer may not (1) make any payments of principal, premium, if any, or interest with respect to subordinated debt securities, (2) make any deposit for the purpose of defeasance of the subordinated debt securities, or (3) repurchase, redeem or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by Pioneer’s delivery of subordinated debt securities to the trustee in satisfaction of Pioneer’s sinking fund obligation) any subordinated debt securities if:

•	any principal, premium or interest with respect to senior indebtedness is not paid within any applicable grace period (including at maturity); or

•	any other default on senior indebtedness occurs and the maturity of that senior indebtedness is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the senior indebtedness has been paid in full in cash, or Pioneer and the trustee receive written notice approving the payment from the representatives of each issue of specified senior indebtedness as described in the applicable prospectus supplement.

Unless otherwise provided in an applicable prospectus supplement, during the continuance of any default (other than a default described in the preceding paragraph) with respect to any senior indebtedness pursuant to which the maturity of that senior indebtedness may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, Pioneer may not pay the subordinated debt securities for such periods after notice of the default from the representative of specified senior indebtedness as shall be specified in the applicable prospectus supplement.

By reason of this subordination, in the event of insolvency, Pioneer’s creditors who are holders of senior indebtedness or holders of any indebtedness or preferred stock of Pioneer’s subsidiaries, as well as certain of Pioneer’s general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Events of Default

Except as may be provided otherwise in a prospectus supplement, any of the following events will constitute an event of default for a series of debt securities under the indenture:

•	failure to pay interest on Pioneer’s debt securities of that series, or any payment with respect to the related coupons, if any, for 30 days past the applicable due date;

•	failure to pay principal of, or premium, if any, on Pioneer’s debt securities of that series when due, whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise;

•	failure to make any sinking fund payment on debt securities of that series when due;

•	failure to perform any covenant or agreement in the indenture, including failure to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets, but other than a covenant included in the indenture solely for the benefit of a different series of Pioneer’s debt securities, which failure to comply continues for 90 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the applicable indenture;

•	acceleration of more than $50,000,000 of indebtedness of Pioneer under the terms of the applicable debt instrument if the acceleration is not rescinded or the indebtedness is not paid within ten days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the indenture;

•	specified events relating to the bankruptcy, insolvency or reorganization of Pioneer or any of its significant subsidiaries; and

•	any other event of default provided with respect to debt securities of that series.

An event of default with respect to one series of debt securities is not necessarily an event of default for another series. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the interests of the holders.

If an event of default described in the sixth bullet point above occurs, the entire principal of, premium, if any, and accrued interest on, all debt securities then outstanding will be due and payable immediately, without any declaration or other act on the part of the trustee or any holders. If any other event of default for any series of debt securities occurs and continues for the requisite amount of time, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in aggregate principal amount of the debt securities of that series can rescind the declaration. Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for that series of debt securities.

Before the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the debt securities of that series may, on behalf of the holders of all debt securities and any related coupons of that series, waive any past default or event of default and its consequences for that series, except (1) a default in the payment of the principal, premium or interest with respect to those debt securities or (2) a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected by the amendment. In case of a waiver of a default, that default shall cease to exist, any event of default arising from that default shall be deemed to have been cured for all purposes, and Pioneer, the trustee and the holders of the senior debt securities of that series will be restored to their former positions and rights under the indenture.

A default in the payment of any of Pioneer’s debt securities, or a default with respect to Pioneer’s debt securities that causes them to be accelerated, may give rise to a cross-default under Pioneer’s bank credit facility or other indebtedness.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of debt securities if:

•	Pioneer has delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions); or

•	all debt securities and coupons of that series not previously delivered to the trustee for cancellation have become due and payable, whether by redemption, at stated maturity or otherwise, and Pioneer has deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of those debt securities and coupons;

and if, in either case, Pioneer also pays or causes to be paid all other sums payable under the indenture by Pioneer.

Legal Defeasance and Covenant Defeasance

Any series of Pioneer’s debt securities may be subject to the defeasance and discharge provisions of the indenture if so specified in the applicable prospectus supplement. If those provisions are applicable, Pioneer may elect either:

•	legal defeasance — which will permit Pioneer to defease and be discharged from, subject to limitations, all of its obligations with respect to those debt securities; or

•	covenant defeasance — which will permit Pioneer to be released from its obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of Pioneer’s subordinated debt securities.

If Pioneer exercises its legal defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default. If Pioneer exercises its covenant defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default related to the specified covenants.

Unless otherwise provided in the applicable prospectus supplement, Pioneer may invoke legal defeasance or covenant defeasance with respect to any series of its debt securities only if:

•	Pioneer irrevocably deposits with the trustee, in trust, an amount in funds or U.S. government obligations that, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on those debt securities;

•	Pioneer delivers to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all the debt securities of that series to maturity or redemption, as the case may be;

•	91 days pass after the deposit is made and, during the 91-day period, no default relating to Pioneer’s bankruptcy, insolvency or reorganization occurs that is continuing at the end of that period;

•	no event of default has occurred and is continuing on the date of the deposit and after giving effect to the deposit;

•	the deposit is not a default under any other material agreement binding on Pioneer and, in the case of subordinated debt securities, is not prohibited by the subordination provisions of the indenture;

•	Pioneer delivers to the trustee an opinion of counsel to the effect that the trust resulting from the deposit is not, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

•	Pioneer delivers to the trustee an opinion of counsel addressing certain U.S. federal income tax matters relating to the defeasance; and

•	Pioneer delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance of the debt securities of that series as contemplated by the applicable indenture have been complied with.

Modification and Waiver

Pioneer may enter into supplemental indentures for the purpose of modifying or amending the indenture with the consent of holders of at least a majority in aggregate principal amount of each series of Pioneer’s outstanding debt securities affected. However, unless otherwise provided in the applicable prospectus supplement, the consent of all of the holders of Pioneer’s debt securities that are affected by any modification or amendment is required to do any of the following:

•	for debt securities of any series, reduce the required percentage in principal amount of that series that must consent to an amendment or waiver;

•	reduce the rate of, or extend the time for, payment of interest on any debt security or coupon or reduce the amount of any interest payment to be made with respect to any debt security or coupon;

•	reduce the principal of, or extend the stated maturity of principal of, any debt security;

•	reduce any premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

•	make any debt security payable in a currency other than that stated in that debt security;

•	modify the subordination provisions of any subordinated debt security in a manner adverse to holders;

•	release any security that may have been granted with respect to any debt security;

•	impair the right of any holder to receive payment of principal of, premium, if any, or interest on any debt security on and after the due date therefor;

•	make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent;

•	change any obligations provided for in the indenture to pay any additional interest with respect to bearer securities; and

•	limit Pioneer’s obligations to maintain a paying agency outside the United States for payment on bearer securities or limit Pioneer’s obligation to redeem certain bearer securities.

In addition, with respect to the indenture, Pioneer and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes (in addition to any other purposes specified in an applicable prospectus supplement):

•	to evidence that another person has become Pioneer’s successor under the provisions of the indenture relating to consolidations, mergers and sales of assets and that the successor assumes Pioneer’s covenants, agreements and obligations in the indenture and in the debt securities;

•	to surrender any of Pioneer’s rights or powers under the indenture, to limit the applicability of, or consequences of breach of, any covenant under the indenture, to add to Pioneer’s covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities issued under the indenture, and to make a default in any of these additional covenants, restrictions, conditions or provisions a default or an event of default under the indenture;

•	to cure any ambiguity or omission or to make corrections or supplements to the indenture, any supplemental indenture or any debt securities issued under the indenture, or to convey, transfer, assign, mortgage or pledge any property to or with the trustee;

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

•	to add to or change any of the provisions of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as none of these actions adversely affects the interests of the holders of debt securities or any coupons of any series in any material respect or permits the issuance of debt securities of any series in uncertificated form;

•	to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

•	to modify the subordination provisions of any subordinated debt securities in a manner that would limit or terminate the benefits available to any holder of senior indebtedness (or its representative) under such subordination provisions;

•	to add guarantees with respect to any or all of the debt securities or to secure any or all of the debt securities;

•	to make any change that does not adversely affect the rights of any holder of a series of debt securities under the indenture;

•	to add to, change or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as the addition, change or elimination not otherwise permitted under the indenture will (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of that provision nor modify the rights of the holders of that debt security with respect to that provision or (2) become effective only when there is none of that debt security outstanding;

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as necessary to provide for or facilitate the administration of the indenture by more than one trustee;

•	to establish the form or terms of debt securities and coupons, if any, of any series; and

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities, subject to certain limitations.

Consolidation, Merger and Sale of Assets

Unless otherwise provided in the applicable prospectus supplement, the indenture prohibits Pioneer from consolidating with or merging into another business entity, or transferring or leasing substantially all of Pioneer’s assets, unless:

•	Pioneer is the continuing entity in the case of a merger; or the surviving or acquiring entity, if other than Pioneer, is organized and validly existing under the laws of the United States of America, any state thereof, or the District of Columbia and it expressly assumes Pioneer’s obligations with respect to Pioneer’s debt securities by executing a supplemental indenture;

•	immediately after giving effect to the transaction, no default or event of default would occur or be continuing;

•	the successor company waives any right to redeem any bearer security under circumstances in which the successor company would be entitled to redeem the bearer security but Pioneer would have not been entitled to redeem that bearer security if the consolidation, merger or sale had not occurred; and

•	Pioneer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or sale complies with the indenture.

The surviving or acquiring company will be substituted for Pioneer in the indenture with the same effect as if it had been an original party to the indenture, and Pioneer will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of Pioneer or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of Pioneer.

Conversion or Exchange Rights

If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which they may be converted or exchanged;

•	the conversion price or exchange ratio, or its method of calculation;

•	whether conversion or exchange is mandatory or at the holder’s election;

•	how and when the conversion price or exchange ratio may be adjusted; and

•	any other important terms concerning the conversion or exchange rights.

Global Securities

Pioneer’s debt securities may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. If so, each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for debt securities that are in definitive registered form, a global security may not be transferred or exchanged except as a whole to the depositary, another nominee of the depositary or a successor of the depositary or its nominee. The applicable prospectus supplement will describe this concept more fully.

The specific material terms of the depositary arrangement with respect to any portion of a series of Pioneer’s debt securities that will be represented by a global security will be described in the applicable prospectus supplement. Pioneer anticipates that the following provisions will apply to Pioneer’s depositary arrangements.

Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of Pioneer’s debt securities represented by the global security to the accounts of participating institutions that have accounts with the depositary or its nominee. The underwriters or agents engaging in the distribution of Pioneer’s debt securities or Pioneer, if Pioneer is offering and selling its debt securities directly, will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of Pioneer’s securities receive physical certificates, which may impair a holder’s ability to transfer its beneficial interests in global securities.

While the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered the sole owner of all of Pioneer’s debt securities represented by the global security for all purposes under the indenture. Generally, if a holder owns beneficial interests in a global security, that holder will not be entitled to have Pioneer’s debt securities registered in that holder’s own name, and that holder will not be entitled to receive a certificate representing that holder’s ownership. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the applicable indenture.

The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indenture. Pioneer understands that, according to existing industry practices, if Pioneer requests any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

Generally, Pioneer will make payments on its debt securities represented by a global security directly to the depositary or its nominee. It is Pioneer’s understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. Pioneer also expects that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in “street names,” and will be the responsibility of the participating institutions. Neither Pioneer nor the trustee, nor their respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

Generally, a global security may be exchanged for certificated debt securities only in the following instances:

•	the depositary notifies Pioneer that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and a successor is not appointed within 90 days; or

•	Pioneer determines in its sole discretion that it will no longer have debt securities represented by global securities or that it will permit global securities to be exchanged for certificated debt securities.

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, which we refer to as “DTC,” will act as depositary for securities issued in the form of global securities. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global securities directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC.

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. Pioneer and Pioneer USA do not take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and some other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

Pioneer expects that pursuant to procedures established by DTC:

•	upon deposit of each global security, DTC will credit the accounts of participants in DTC designated by the underwriters with an interest in the global security; and

•	ownership of the securities will be shown on, and the transfer of ownership of the securities will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the securities represented by a global security to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in securities represented by a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities; and

•	will not be considered the owners or holders of the securities under the indenture for any purpose, including with respect to the giving of any direction, instruction, or approval to the trustee under the indenture.

Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of securities under the indenture or the global security. Pioneer understands that under existing industry practice, if Pioneer requests any action of holders of securities, or if a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of the global security, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither the trustee nor Pioneer will have any responsibility or liability for any aspect of the records relating to or payments made on account of securities by DTC, or for maintaining, supervising, or reviewing any records of DTC relating to the securities.

Payments with respect to the principal of, and premium, if any, and interest on, any securities represented by a global security registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security representing those securities under the indenture. Under the terms of the indenture, Pioneer and the trustee may treat the persons in whose names the securities, including the global securities, are registered as the owners of the securities for the purpose of receiving payment on the securities and for any and all other purposes whatsoever. Accordingly, neither Pioneer nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, including principal, premium, if any, and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among participants in DTC, DTC is under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Pioneer believes to be accurate, but Pioneer assumes no responsibility for its accuracy. Neither the trustee nor Pioneer will have any responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

Debt securities may be issued as registered securities (which will be registered as to principal and interest in the register maintained by the registrar for those senior debt securities) or bearer securities (which will be transferable only by delivery). If debt securities are issuable as bearer securities, certain special limitations and considerations will apply, as set forth in the applicable prospectus supplement.

Reports

Pioneer will deliver to the trustee (unless such reports have been made available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system), within 30 calendar days after Pioneer has filed with the SEC, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that Pioneer is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. Pioneer will also comply with the provisions of Section 314(a) of the Trust Indenture Act of 1939.

Pioneer’s Trustee

Pioneer has designated Wells Fargo Bank, National Association, to serve as trustee under the indenture. Wells Fargo Bank, National Association, is also the trustee for Pioneer’s 3.95% senior notes due 2022, 7.500% senior notes due 2020 and 6.65% senior notes due 2017. Pioneer may engage additional or substitute trustees with respect to any particular series of debt securities. Pioneer or Pioneer USA may maintain banking and other commercial relationships with any trustee, including Wells Fargo, National Association and its affiliates, in the ordinary course of business. A trustee may own Pioneer’s debt securities.

Governing Law

The indenture and the debt securities are governed by the laws of the State of New York.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

Pioneer USA may issue guarantees of debt securities offered by Pioneer in any prospectus supplement. A copy of the guarantee will be filed with the SEC in connection with the offering of guarantees. Each guarantee will be issued under the indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are secured or unsecured;

•	whether the guarantees are conditional or unconditional;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities;

•	any additional terms of the guarantees; and

•	any other information Pioneer USA thinks is important about the guarantees.

DESCRIPTION OF CAPITAL STOCK

General

Pioneer is incorporated in the State of Delaware. The rights of Pioneer’s stockholders are generally covered by Delaware law and Pioneer’s certificate of incorporation and bylaws (each as amended and restated and in effect on the date hereof). The terms of Pioneer’s capital stock are therefore subject to Delaware law, including the Delaware General Corporation Law (the “DGCL”), and the common and constitutional law of Delaware.

Pioneer’s authorized capital stock consists of 600,000,000 shares of stock, including:

•	500,000,000 shares of common stock, $.01 par value per share, of which 143,046,951 shares were issued and outstanding as of May 5, 2014; and

•	100,000,000 shares of preferred stock, $.01 par value per share, including 500,000 shares that have been designated as Series A Junior Participating Preferred Stock, of which no shares are currently issued or outstanding.

Common Stock

This section describes the general terms of Pioneer’s common stock. For more detailed information, you should refer to Pioneer’s amended and restated certificate of incorporation, as amended, and third amended and restated bylaws, copies of which have been filed with the SEC. For Pioneer’s amended and restated certificate of incorporation, as amended, please refer to Exhibit 3.1 to Pioneer’s Registration Statement on Form S-4 filed with the SEC on June 26, 1997, and Exhibit 3.1 to Pioneer’s Current Report on Form 8-K filed with the SEC on May 18, 2012. For Pioneer’s third amended and restated bylaws, please refer to Exhibit 3.2 to Pioneer’s Current Report on Form 8-K filed with the SEC on May 18, 2012.

Holders of Pioneer’s common stock are entitled to one vote per share with respect to each matter submitted to a vote of Pioneer’s stockholders, subject to voting rights that may be established for shares of Pioneer’s preferred stock, if any. Except as may be provided in connection with Pioneer’s preferred stock or as otherwise may be required by law or Pioneer’s amended and restated certificate of incorporation, as amended, Pioneer’s common stock is the only capital stock entitled to vote in the election of directors. Pioneer’s common stock does not have cumulative voting rights.

Subject to the rights of holders of Pioneer’s preferred stock, if any, holders of Pioneer’s common stock are entitled to receive dividends lawfully declared by Pioneer’s board of directors. If Pioneer liquidates, dissolves or winds up its business, whether voluntarily or involuntarily, holders of Pioneer’s common stock will be entitled to receive any assets available for distribution to Pioneer’s stockholders after Pioneer has paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

The outstanding shares of Pioneer’s common stock are fully paid and nonassessable. Pioneer’s common stock does not have any preemptive, subscription or conversion rights. Pioneer may issue additional shares of its authorized common stock as authorized by Pioneer’s board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

This section describes the general terms and provisions of Pioneer’s preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. If Pioneer issues a new series of preferred stock, it will file a copy of the certificate of designations that contains the terms of that series with the SEC. Each certificate of designations will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designations as well as Pioneer’s amended and restated certificate of incorporation, as amended, before deciding to buy shares of Pioneer’s preferred stock as described in the applicable prospectus supplement.

Pioneer’s board of directors has been authorized to provide for the issuance of shares of Pioneer’s preferred stock in multiple series without the approval of stockholders. With respect to each series of Pioneer’s preferred stock, Pioneer’s board of directors has the authority to fix the terms of such series, including, without limitation, the following:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to a holder of such shares for each share owned if Pioneer dissolves or liquidates;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, preferences or limitations of such series.

A preferred stockholder’s rights with respect to such holder’s shares of preferred stock will be subordinate to the rights of Pioneer’s general creditors. Shares of Pioneer’s preferred stock that Pioneer issues will be fully paid and nonassessable and will not be entitled to preemptive rights unless specified in the applicable certificate of designations and prospectus supplement.

Pioneer’s ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, Pioneer could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, Pioneer could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, Pioneer’s issuance of preferred stock could adversely affect the voting power of the holders of Pioneer’s common stock. Although Pioneer’s board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of Pioneer’s stockholders, Pioneer’s board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of Pioneer’s stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Pioneer’s board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Limitation on Directors’ Liability

Pioneer’s amended and restated certificate of incorporation, as amended, provides, as authorized by Section 102(b)(7) of the DGCL, that a director of Pioneer will not be personally liable to Pioneer or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Pioneer or its stockholders;

•	for acts or omission not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in Pioneer’s amended and restated certificate of incorporation, as amended, may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Pioneer and its stockholders.

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL prohibits a defined set of transactions between a Delaware corporation, such as Pioneer, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include a broad array of transactions, including mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation or all of the outstanding stock of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•	the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of the corporation’s board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Special Charter and Bylaw Provisions

Advance Notice

Pioneer’s amended and restated certificate of incorporation, as amended, and its third amended and restated bylaws contain provisions requiring that advance notice be delivered to Pioneer of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to Pioneer’s board of directors. Generally, such advance notice provisions provide that the stockholder must give written notice to Pioneer’s Secretary not less than 60 days before the scheduled date of the annual meeting of Pioneer’s stockholders or, if later, ten days after the first public notice of the annual meeting is sent to Pioneer’s stockholders. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in Pioneer’s amended and restated certificate of incorporation, as amended, and its third amended and restated bylaws. Such requirement is in addition to those set forth in the regulations adopted by the SEC under the Securities Exchange Act of 1934.

Election of Directors

Pioneer’s amended and restated certificate of incorporation, as amended, provides that, subject to any rights of holders of preferred stock to elect one or more directors, the number of directors shall not be fewer than three or more than 21. Pioneer’s amended and restated certificate of incorporation, as amended, provides for a classified board of directors until the election of directors at the annual meeting of stockholders in 2015, consisting of three classes as nearly equal in size as practicable. As the classified board is phased out through 2015, (i) the class of directors that were elected at the annual meeting of stockholders in 2012 (“Class III”) will hold office for three years until 2015; (ii) the class of directors that were elected at the annual meeting of stockholders in 2013 (“Class I”) held office for one year until 2014; and (iii) at the annual meeting of stockholders in 2014, stockholders voted to elect directors from Class I and Class II, which directors will hold office for one year until 2015. From and after the election of directors at the annual meeting of stockholders in 2015, Pioneer’s board of directors will no longer be classified and each director will be elected for a term of one year at each annual meeting of the Pioneer stockholders beginning with the election of directors at the annual meeting of stockholders in 2015. Pioneer’s amended and restated certificate of incorporation, as amended, provides that, until the election of directors at the annual meeting of stockholders in 2015, Pioneer’s directors may be removed only for cause.

No Action by Written Consent

Pioneer’s amended and restated certificate of incorporation, as amended, provides that stockholders may not act by written consent in lieu of a meeting. Special meetings of the stockholders may be called by Pioneer’s board of directors, but may not be called by Pioneer’s stockholders.

Fair Price Provision

Pioneer’s amended and restated certificate of incorporation, as amended, also contains a “fair price” provision that applies to certain business combination transactions involving any person or group that beneficially owns at least 10% of the aggregate voting power of Pioneer’s outstanding capital stock, referred to as a “related person.” The “fair price” provision requires the affirmative vote of the holders of:

•	at least 80% of the voting power of Pioneer’s outstanding capital stock entitled to vote generally in the election of directors, and

•	at least 66 2/3% of the voting power of Pioneer’s outstanding capital stock entitled to vote generally in the election of directors that is not beneficially owned by the related person to approve certain transactions between the related person and Pioneer or its subsidiaries, including any merger, consolidation or share exchange, any sale, lease, exchange, pledge or other disposition of Pioneer’s assets or its subsidiaries having a fair market value of at least $10 million, any transfer or issuance of Pioneer’s securities or its subsidiaries’ securities, any adoption of a plan or proposal by Pioneer of its voluntary liquidation or dissolution, certain reclassifications of Pioneer’s securities or recapitalizations or certain other transactions, in each case involving the related person.

This voting requirement will not apply to certain transactions, including:

•	any transaction in which the consideration to be received by the holders of each class or series of capital stock is:

¡	the same in form and amount as that paid in a tender offer in which the related person acquired at least 50% of the outstanding shares of such class or series and which was consummated not more than one year earlier; or

¡	not less in amount than the highest per share price paid by the related person for shares of such class or series; and

•	any transaction approved by Pioneer’s continuing directors.

This provision could have the effect of delaying or preventing change in control in a transaction or series of transactions that do not satisfy the “fair price” criteria.

Amendments

In addition to any other vote required by law, the provisions of Pioneer’s amended and restated certificate of incorporation, as amended, relating to the limitation of actions taken by written consent and the “fair price” provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of Pioneer’s outstanding capital stock entitled to vote generally in the election of directors.

Pioneer’s third amended and restated bylaws may be amended by Pioneer’s board of directors or by the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of Pioneer’s outstanding capital stock entitled to vote in the election of directors.

Potential Anti-Takeover Effect

The foregoing provisions of Pioneer’s amended and restated certificate of incorporation, as amended, and Pioneer’s third amended and restated bylaws, together with the provisions of Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to Pioneer’s stockholders and of limiting any opportunity to realize premiums over prevailing market prices for Pioneer’s common stock in connection therewith. This could be the case notwithstanding that a majority of Pioneer’s stockholders might benefit from such a change in control or offer.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company serves as the registrar and transfer agent for Pioneer’s common stock.

Stock Exchange Listing

Pioneer’s common stock is listed on the New York Stock Exchange. The trading symbol for Pioneer’s common stock is “PXD.”

DESCRIPTION OF DEPOSITARY SHARES

General

Pioneer may offer fractional shares of preferred stock, rather than full shares of preferred stock. If Pioneer does so, Pioneer may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between Pioneer and a bank depositary. The phrase “bank depositary” means a bank or trust company that meets certain requirements and is selected by Pioneer. Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

Pioneer has summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time Pioneer issues depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If Pioneer pays a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with Pioneer’s approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If Pioneer redeems a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and Pioneer will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and Pioneer. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or Pioneer only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of Pioneer and such distribution has been distributed to the holders of depositary shares.

Charges of Bank Depositary

Pioneer will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Pioneer will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be payable by such holders.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary shares all reports and communications from Pioneer that are delivered to the bank depositary and that Pioneer is required to furnish to the holders of the preferred stock.

Neither the bank depositary nor Pioneer will be liable if Pioneer is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the depositary agreement. The obligations of the bank depositary and Pioneer under the depositary agreement will be limited to performance in good faith of their respective duties under the depositary agreement, and Pioneer will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Pioneer may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to Pioneer notice of its election to do so, and Pioneer may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF WARRANTS

General Description of Warrants

Pioneer may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Pioneer and a bank or trust company, as warrant agent. The warrant agent will act solely as Pioneer’s agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or the debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information Pioneer thinks is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to purchase common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that maybe purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information Pioneer thinks is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a warrant holder exercises such holder’s warrants to purchase Pioneer’s debt securities, preferred stock or common stock, the holder will not have any rights as a holder of Pioneer’s debt securities, preferred stock or common stock, as the case may be, by virtue of the holder’s ownership of warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

Pioneer may issue stock purchase contracts, including contracts obligating holders to purchase from Pioneer and contracts obligating Pioneer to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which Pioneer refers to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which Pioneer refers to in this prospectus as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require Pioneer to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material U.S. federal income tax considerations; and

•	any other information Pioneer thinks is important about the stock purchase contracts or the stock purchase units.

PLAN OF DISTRIBUTION

Pioneer or Pioneer USA may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including Pioneer’s affiliates and stockholders, in a rights offering or otherwise, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds to Pioneer or Pioneer USA from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless Pioneer or Pioneer USA informs you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that Pioneer or Pioneer USA offers though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom Pioneer or Pioneer USA sells its securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, each of Pioneer and Pioneer USA cannot assure you of the liquidity of, or continued trading markets for, any securities that it offers.

If dealers are used in the sale of securities, Pioneer or Pioneer USA will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. Pioneer or Pioneer USA will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

Pioneer or Pioneer USA may sell the securities directly. In this case, no underwriters or agents would be involved. Pioneer or Pioneer USA may also sell the securities through agents designated from time to time. In the prospectus supplement, Pioneer or Pioneer USA will name any agent involved in the offer or sale of the offered securities, and Pioneer or Pioneer USA will describe any commissions payable to the agent. Unless Pioneer or Pioneer USA informs you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Pioneer or Pioneer USA may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. Pioneer or Pioneer USA will describe the terms of any such sales in the prospectus supplement.

Pioneer may also make direct sales through subscription rights distributed to its existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to Pioneer’s stockholders, if all of the underlying securities are not subscribed for, Pioneer may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for Pioneer or Pioneer USA. Any remarketing firm will be identified and the terms of its agreements, if any, with Pioneer or Pioneer USA and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed.

Delayed Delivery Contracts

If Pioneer or Pioneer USA so indicates in the prospectus supplement, Pioneer or Pioneer USA may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from Pioneer or Pioneer USA at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Pioneer or Pioneer USA may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for Pioneer or Pioneer USA in the ordinary course of their businesses.

LEGAL MATTERS

Except as set forth in the applicable prospectus supplement, Vinson & Elkins L.L.P., Dallas, Texas, will pass upon the validity of Pioneer’s debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts and stock purchase units and Pioneer USA’s guarantees of debt securities.

EXPERTS

The consolidated financial statements of Pioneer appearing in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Pioneer’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Estimated quantities of our oil and gas reserves and the net present value of such reserves as of December 31, 2013, set forth in or incorporated by reference in this prospectus are based upon reserve reports prepared by us and audited by Netherland, Sewell & Associates, Inc. for our major properties in the United States and reserve reports prepared by our engineers for all other properties. The reserve audit conducted by Netherland, Sewell & Associates, Inc. for our major properties in the United States in aggregate represented 94% of our estimated proved quantities of reserves as of December 31, 2013. We have incorporated these estimates in reliance on the authority of such firm as experts in such matters.

5,750,000 Shares

Pioneer Natural Resources Company

Common Stock

PROSPECTUS SUPPLEMENT

November 4, 2014

Citigroup

BofA Merrill Lynch